Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

MOLECULIN BIOTECH, INC.

Moleculin Biotech, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) for the purpose of amending its Amended and Restated Certificate of Incorporation in accordance with the General Corporation Law of the State of Delaware, does hereby make and execute this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, and does hereby certify that:

1.      The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending Article 4.1 of its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), so that effective upon the effective time of this Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, six (6) shares of the Corporation’s common stock, par value $0.001 per share (hereinafter the “Common Stock”), issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Stock Split”) and without increasing or decreasing the authorized number of shares of Common Stock or the Corporation’s preferred stock, par value $0.001 per share (hereinafter the “Preferred Stock”); provided, however, no fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split, and instead, the Corporation shall issue one full share of post-Reverse Stock Split Common Stock to any stockholder who would have been entitled to receive a fractional share of Common Stock as a result of the Reverse Stock Split. The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent.

2.      Thereafter, pursuant to a resolution of the Board, a meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment.

3.      The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

4.      This amendment shall be effective as of 5:00 p.m., Eastern Time, on January 29, 2021.

IN WITNESS WHEREOF, I have signed this Certificate this 28th day of January, 2021.

/s/ Jonathan P. Foster

Jonathan P. Foster

Chief Financial Officer